Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Rick Flynt
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL THIRD QUARTER RESULTS

NORCROSS, GA. (April 1, 2008) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal third quarter ended February 29, 2008.

Revenue for the fiscal third quarter was $67.0 million, up 17% from $57.1 million in the same period last year. Of the $9.9 million total increase in revenues, approximately $4.6 million came from price increases in the United States, approximately $1.6 million came from sales increases including instrument revenues outside the United States, and approximately $2.1 million of the increase is due to the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates. Volume increases in the United States totaled $1.6 million as instruments contributed $1.8 million and reagents $0.8 million, partially offset by a $1.0 million reduction in collagen sales resulting from our previously announced decision to cease collagen production. Gross margin improved to 72.1% in the quarter compared to 70.7% in the prior year quarter.

Net income for the third quarter was $19.3 million, up 28% from $15.0 million for the same quarter last year. Diluted earnings per share totaled $0.27 on 71.1 million weighted average shares outstanding, up from $0.21 on 71.0 million weighted average shares outstanding for the same period last year.

Sales of instruments were $7.1 million in the third quarter of fiscal 2008, an increase from $4.4 million in the fiscal 2007 third quarter. Most instrument sales are recognized over the life of the underlying reagent contract, which is usually 5 years. In the quarter ended February 29, 2008 approximately $4.1 million of instrument sales for 39 Galileo® and ECHO™  instruments were deferred in this manner while the associated cost of sales of approximately $2.4 million was expensed. As of February 29, 2008, deferred instrument revenues, including deferred service revenues, totaled $24.8 million. Reagent gross margin grew to 81.0% during the third quarter of fiscal 2008 compared to 77.6% in the same period last year.

“We are very pleased with our outstanding quarterly financial results and the number of Echo orders received in the United States, which exceeded our expectations” said Dr. Gioacchino De Chirico, President and Chief Executive Officer. “In the third quarter we received 54 Echo orders in North America and another 16 Echo orders in the rest of the world for a total of 70 in the quarter. We also received orders for 11 Galileo in North

America in the third quarter, and another 11 Galileo orders in the rest of the world for a total of 22 in the quarter.” Commenting further, Dr. De Chirico stated, “Based on the very positive results of the Galileo Echo launch and continued Galileo placements we believe we can achieve market share gains and revenue growth through an increasing number of instrument placements. Third quarter results were positively impacted as 19 of the 20 Galileo instruments previously sold to the American Red Cross went live in the quarter.  As of February 29, 2008, the Company had received orders for a total of 562 Galileo instruments worldwide, including 245 in North America and 317 in the rest of the world, and 516 of these instruments were generating reagent revenues, an increase of 38 in the quarter. As of February 29, 2008, the Company had received orders for a total of 155 Echo instruments worldwide.” Dr. De Chirico also noted, “Our recently announced proposed acquisition of BioArray Solutions Ltd. means the Company is positioning itself at the leading edge of technology in blood banking. Our excellent current results, good growth prospects for our current products, and now an expected leadership position in molecular diagnostics for our markets make this a very exciting time for Immucor.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased $4.3 million, or 10%, from $41.4 million in the third quarter of 2007 to $45.7 million in the third quarter of 2008. Sales of Capture products increased approximately $3.9 million to $14.2 million, a 38% increase over the prior year quarter.  Human collagen sales decreased approximately $1.0 million to zero. As previously announced we discontinued the production of collagen as our present commitment to a third party has expired.

-The gross margin on traditional reagents was 79.5% for the current quarter, compared with 75.5% in the prior year quarter.  The gross margin on Capture® products was 85.6% for the current quarter, compared to 86.4% in the prior year quarter.

-Sales of instruments were $7.1 million in the third quarter of 2008 compared to $4.4 million in the third quarter of 2007. The gross margin on instruments, including the impact of the cost of providing service, was a negative 2.0% for the current quarter, compared to 0.5% for the same quarter last year.

-The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $2.1 million for the third quarter of fiscal 2008 as compared to the prior year quarter.  The effect on net income of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.3 million in the quarter ended February 29, 2008 as compared to the prior year quarter.

-Distribution expenses increased by $0.5 million in the third quarter and selling and marketing expenses increased by $0.8 million as compared to the prior year quarter.

Distribution costs were impacted in the United States by $0.2 million in higher shipping costs partly due to higher sales volumes and higher fuel costs, and a $0.1 million increase in personnel costs. Selling and marketing expenses were impacted by an increase in personnel costs of $0.5 million in the United States and $0.2 million in Japan.  General and administrative expenses increased by $1.0 million for the third quarter of fiscal 2008 as compared to the prior year quarter. General and administrative expenses in the United States were impacted by a $0.6 million increase in personnel costs, and a $0.3 million increase in consulting costs. Our recent decision to set up a new French subsidiary increased general and administrative expenses by approximately $0.2 million and the change in the Euro exchange rate resulted in a $0.2 million increase. Partially offsetting these increases was a reduction in audit fees of $0.3 million and a reduction in legal fees of approximately $0.2 million. Research and development expenses decreased by $0.1 million to $1.5 million in the third quarter of fiscal 2008 as compared to the prior year quarter.  Overall, operating expenses increased by $0.8 million as a result of the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates.

-Operations continue to generate strong cash flow. Cash and cash equivalents totaled $163.9 million at the end of the current quarter compared to $137.8 million at the end of the prior quarter and $113.6 million at May 31, 2007.

We now believe that our revenue, gross margin and earnings per diluted share for the fiscal year ending May 31, 2008 will all be at, or modestly above, the high end of the guidance ranges disclosed in our press release dated May 31, 2007.

Immucor, Inc. will host a conference call April 2, 2008 at 8:30 a.m. (EDT) to review these results.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Richard Flynt, Chief Financial Officer; and Edward L. Gallup, consultant. The call will focus on the results for the third quarter and general business trends.  This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Flynt, or Gallup during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.” To participate in the telephone conference call, dial 1-888-950-8044, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on April 2, 2008 by calling 1-888-568-0013.  Beginning April 9, 2008, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion.

Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: lower than expected market acceptance of the Company’s new Galileo Echo instrument; the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; product development or regulatory obstacles; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown; delays in regulatory approvals required to manufacture products previously produced in Houston; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

NET SALES	$67,029	$57,091	$192,585	$162,557
COST OF SALES	18,688	16,738	56,489	49,825
GROSS PROFIT	48,341	40,353	136,096	112,732

OPERATING EXPENSES
Research and development	1,522	1,624	5,011	4,658
Selling and marketing	7,605	6,850	23,019	19,164
Distribution	2,881	2,393	8,212	7,061
General and administrative	7,228	6,271	19,385	16,784
Restructuring expense (gain)	(77)	72	646	641
Amortization expense and other	88	86	261	259
Total operating expenses	19,247	17,296	56,534	48,567

INCOME FROM OPERATIONS	29,094	23,057	79,562	64,165

NON-OPERATING INCOME (EXPENSES)
Interest income	1,260	682	3,504	1,845
Interest expense	(111)	(106)	(292)	(334)
Other, net	(14)	135	73	231
Total non-operating income	1,135	711	3,285	1,742

INCOME BEFORE INCOME TAXES	30,229	23,768	82,847	65,907
PROVISION FOR INCOME TAXES	10,963	8,749	29,667	24,050
NET INCOME	$19,266	$15,019	$53,180	$41,857

Earnings per share:
Per common share - basic	$0.28	$0.22	$0.76	$0.61
Per common share - assuming dilution	$0.27	$0.21	$0.75	$0.59

IMMUCOR, INC.
Selected Condensed Consolidated Balance Sheet Items
(Amounts in thousands)

	February 29, 2008	May 31, 2007
	(Unaudited)

Cash	$163,851	$113,551
Accounts receivable - trade	54,444	47,768
Inventory	33,648	29,320
Total current assets	261,529	199,820
Property and equipment - net	34,684	30,245
Total assets	348,038	275,478

Accounts payable	6,172	8,056
Total current liabilities	44,370	36,955
Other liabilities	16,833	19,075
Shareholders’ equity	286,835	219,448